EXHIBIT 99.1


             BIOSOURCE INTERNATIONAL ADOPTS STOCKHOLDER RIGHTS PLAN


CAMARILLO, Calif., Feb. 17 /PRNewswire/ -- BioSource International, Inc. (Nasdaq: BIOI - NEWS) today announced that it had adopted a stockholders' rights plan to protect the company and its stockholders from unsolicited attempts or inequitable offers to acquire the company.

The rights plan has no immediate dilutive effect and does not diminish the ability of the company or its stockholders to accept an offer for the company approved by the board.

To implement this stockholder rights plan, the company has declared a dividend distribution of one preferred share purchase right on each outstanding share of BioSource common stock outstanding on March 2, 1999. Each right will entitle stockholders to buy preferred stock at an exercise price of $24.50 which will have a value of approximately two times the exercise price at the time of exercise.

The rights will become exercisable (with certain limited exceptions provided in the rights agreement) following the 10th day after: (a) a person or group announces acquisition of 15 percent or more of the company's common stock, (b) a person or group announces commencement of a tender offer the consummation of which would result in ownership by the person or group of 15 percent or more of the company's common stock, (c) the filing of a registration statement for any such exchange offer under the Securities Act of 1933, as amended, or (d) the company's board of continuing directors determines that a person is an "adverse person," as defined in the rights plan. The buyer or any "adverse person" would not be entitled to exercise rights under the rights plan. The effect will be to discourage acquisitions of more than 15 percent of the company's common stock without negotiations with the board of directors.

The company will be entitled to redeem the rights at $.001 per right at certain times as provided in the rights agreement. The rights will expire on January 31, 2009.

In addition, if the company sells more than 50 percent of its assets or earning power or is acquired in a merger or other business combination transaction in which it is not the surviving corporation, the acquiring person must assume the obligations under the rights, which will become exercisable upon the occurrence of certain events to acquire preferred stock of the acquiring person at the discounted price.

BioSource said the board has been considering adopting the rights plan since late last year, and although the company has on occasion received unsolicited indications of interest in the company, the rights plan is not in response to any particular acquisition proposal, but rather is part of a long-term strategic plan to discourage inequitable offers to acquire the company.

BioSource International, Inc. is engaged in the development, manufacture, marketing and distribution of immunological reagents, test kits and oligonucleotides used in biomedical research. The types of products supplied by the company include a range of bioactive proteins, enzymes, substrates, antibodies, human and murine cytokines, growth factors and a variety of assay systems for the detection of biological molecules. These products focus on areas of research such as immunology, AIDS and cancer. The company focuses its sales efforts on academic, industrial and governmental laboratories.